Exhibit 99.1

Cognex Reports Record First Quarter Revenue, Net Income and EPS

NATICK, Mass.--(BUSINESS WIRE)--May 4, 2015--Cognex Corporation (NASDAQ: CGNX) today announced its results for the first quarter of 2015. In Table 1 below, selected financial data for the quarter ended April 5, 2015 is compared to the first and fourth quarters of 2014. A reconciliation of certain financial measures from GAAP to non-GAAP is shown in Exhibit 2 of this news release.

Table 1

			Net
		Net	Income per
	Revenue	Income	Diluted Share
Quarterly Comparisons
Current quarter: Q1-15	$113,434,000	$20,502,000	$0.23
Prior year’s quarter: Q1-14	$90,929,000	$18,506,000	$0.21
Change from Q1-14 to Q1-15	25%	11%	11%
Prior quarter: Q4-14	$117,183,000	$26,631,000	$0.30
Change from Q4-14 to Q1-15	(3%)	(23%)	(23%)

“Cognex started 2015 on a strong note,” said Dr. Robert J. Shillman, Chairman of Cognex. “Revenue grew 25% year-on-year to a record first quarter level, driving the highest first quarter net income and earnings per share in Cognex’s 34-year history.”

“I am pleased with our team’s strong performance in the first quarter,” said Robert J. Willett, Chief Executive Officer of Cognex. “Our outstanding revenue performance is due to past investments we made in new product development and sales channel expansion. We continued to invest heavily in engineering and sales during the first quarter, which is typically the lowest revenue quarter of the year, with the goal of capitalizing on the substantial opportunities we anticipate to occur in Q2 and in subsequent quarters.”

Details of the Quarter

Statement of Operations Highlights – First Quarter of 2015

  Revenue for Q1 2015 increased 25% over Q1 2014 and decreased 3% from Q4 2014. Growth year-on-year came from the factory automation market, where revenue increased 26% over Q1 2014. On a sequential basis, revenue declined due to lower surface inspection revenue, down from the record level achieved in Q4 2014. This decline was partially offset by higher revenue from factory automation, which increased despite the typical seasonal softness experienced in Q1. Revenue from the semiconductor and electronics capital equipment market also increased. In constant currency, revenue grew 32% year-on-year and was flat sequentially.
  Gross margin was 75% for Q1 2015 as compared to 77% in Q1 2014 and 75% in Q4 2014. The decline year-on-year was due to volume pricing discounts on certain large orders and a shift in mix to relatively lower margin maintenance and support services.
  Research, Development & Engineering (RD&E) expenses increased 19% from Q4 2014. The increase was due to Cognex’s investment in engineering resources for new product development and potential high-volume opportunities. In constant currency, RD&E increased 21% sequentially.
  Selling, General & Administrative (SG&A) expenses increased 6% from Q4 2014. The increase was due to investments Cognex made to grow its sales force and incremental legal fees related to the company’s patent dispute with Microscan Systems, Inc. The increase was partially offset by lower commissions. In constant currency, SG&A increased 9% sequentially.
  The tax rate was 18% in Q1 2015, 19% in Q1 2014 and 17% in Q4 2014. Excluding discrete tax items, the rate was 19% in each period (tax adjustments are summarized in Exhibit 2).

Balance Sheet Highlights – April 5, 2015

  Cognex’s financial position as of April 5, 2015, was very strong, with no debt and $549 million in cash and investments. Earlier today, Cognex announced that it will reinstate payment of a quarterly cash dividend of $0.07 per share beginning in Q2 2015. Cognex last paid a dividend in Q4 2012, which was a “very special” dividend that prepaid two years of dividends in advance of changes to the federal tax rate on dividends.
  Inventory increased by $13 million, or 36%, from the end of 2014 to prepare for large customer shipments expected in the coming quarters and upcoming new product introductions.
  Accounts payable and accrued liabilities decreased by $14 million, or 23%, from the end of 2014. This decrease is because Cognex paid accrued employee bonuses for 2014 during Q1 2015 and paid for the purchase of its operating facility in Cork, Ireland.

Financial Outlook

  Cognex expects to report revenue for Q2 2015 that is between $152 million and $157 million. This range includes large orders from the consumer electronics industry that the company expects to ship during Q2 2015.
  Gross margin is expected to be in the mid-70% target range, slightly lower than the gross margin reported for Q1 2015.
  On a sequential basis, operating expenses are expected to increase by approximately 5%. This increase includes additional support for the higher revenue level expected in Q2 2015 and further investments in growth areas.
  The effective tax rate is expected to be 19% before discrete tax items.

Non-GAAP Financial Measures

  Exhibit 2 of this news release includes a reconciliation of certain financial measures from GAAP to non-GAAP. Cognex believes these non-GAAP financial measures are helpful because they allow investors to more accurately compare Cognex results over multiple periods using the same methodology that management employs in its budgeting process and in its review of Cognex’s operating results. In particular, non-GAAP presentations exclude the following: (1) stock option expense for the purpose of calculating non-GAAP adjusted operating income, non-GAAP adjusted net income and non-GAAP adjusted net income per share (because these expenses have no current effect on cash or the future uses of cash, and they fluctuate as a result of changes in Cognex’s stock price), and (2) certain one-time discrete events, such as tax adjustments. Cognex does not intend for non-GAAP financial measures to be considered in isolation, nor as a substitute for financial information provided in accordance with GAAP.
  The tax effect of items identified in the reconciliation is estimated by applying the effective tax rate to the pre-tax amount. However, if a specific tax rate or tax treatment is required because of the nature of the item and/or the tax jurisdiction where the item was recorded, the tax effect is estimated by applying the relevant specific tax rate or tax treatment, rather than the effective tax rate.

Analyst Conference Call and Simultaneous Webcast

  Cognex will host a conference call today at 5:00 p.m. Eastern Time (ET). The telephone number is (866) 256-9239 (or (703) 639-1213 if outside the United States). A replay will begin at 8:00 p.m. ET today and will run continuously until 11:59 p.m. ET on Thursday, May 7, 2015. The telephone number for the replay is (888) 266-2081 (or (703) 925-2533 if outside the United States). The access code for both the live call and the replay is 1655337.
  Internet users can listen to a real-time audio broadcast of the conference call or an archived recording on the Cognex Investor Relations website: http://www.cognex.com/Investor.

About Cognex Corporation

Cognex Corporation designs, develops, manufactures and markets a range of products that incorporate sophisticated machine vision technology that gives them the ability to “see.” Cognex products include barcode readers, machine vision sensors and machine vision systems that are used in factories, warehouses and distribution centers around the world to guide, gauge, inspect, identify and assure the quality of items during the manufacturing and distribution process. Cognex is the world's leader in the machine vision industry, having shipped more than 1 million vision-based products, representing over $4 billion in cumulative revenue, since the company's founding in 1981. Headquartered in Natick, Massachusetts, USA, Cognex has regional offices and distributors located throughout the Americas, Europe and Asia. For details visit Cognex online at http://www.cognex.com.

Certain statements made in this news release, which do not relate solely to historical matters, are forward-looking statements. These statements can be identified by use of the words “expects,” “anticipates,” “estimates,” “believes,” “projects,” “intends,” “plans,” “will,” “may,” “shall,” “could,” “should,” and similar words and other statements of a similar sense. These forward-looking statements, which include statements regarding business and market trends, future financial performance, customer order rates and shipments, expected areas of growth and opportunity, future product mix, research and development activities, new product introductions, investments, and strategic plans, involve known and unknown risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include: (1) the loss of a large customer; (2) current and future conditions in the global economy; (3) the reliance on revenue from the consumer electronics or automotive industries; (4) the inability to penetrate new markets; (5) the cyclicality of the semiconductor and electronics industries; (6) the inability to achieve significant international revenue; (7) fluctuations in foreign currency exchange rates and the use of derivative instruments; (8) the inability to attract and retain skilled employees; (9) the reliance upon key suppliers to manufacture and deliver critical components for our products; (10) the failure to effectively manage product transitions or accurately forecast customer demand; (11) the inability to design and manufacture high-quality products; (12) the technological obsolescence of current products and the inability to develop new products; (13) the failure to properly manage the distribution of products and services; (14) the inability to protect our proprietary technology and intellectual property; (15) our involvement in time-consuming and costly litigation; (16) the impact of competitive pressures; (17) the challenges in integrating and achieving expected results from acquired businesses; (18) potential impairment charges with respect to our investments or for acquired intangible assets or goodwill; (19) exposure to additional tax liabilities; (20) information security breaches or business system disruptions; and (21) the other risks detailed in Cognex reports filed with the SEC, including its Form 10-K for the fiscal year ended December 31, 2014. You should not place undue reliance upon any such forward-looking statements, which speak only as of the date made. Cognex disclaims any obligation to update forward-looking statements after the date of such statements.

Exhibit 1
COGNEX CORPORATION
Statements of Operations
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	Apr. 5,	Dec. 31,	Mar. 30,
	2015	2014	2014

Revenue	$113,434	$117,183	$90,929

Cost of revenue (1)	27,954	29,819	21,084

Gross margin	85,480	87,364	69,845
Percentage of revenue	75%	75%	77%

Research, development, and engineering expenses (1)	18,076	15,254	12,502
Percentage of revenue	16%	13%	14%

Selling, general, and administrative expenses (1)	43,487	41,040	34,900
Percentage of revenue	38%	35%	38%

Operating income	23,917	31,070	22,443
Percentage of revenue	21%	27%	25%

Foreign currency gain (loss)	405	351	(110)

Investment and other income	540	655	514

Income before income tax expense	24,862	32,076	22,847

Income tax expense	4,360	5,445	4,341

Net income	$20,502	$26,631	$18,506
Percentage of revenue	18%	23%	20%

Earnings per weighted-average common and common-equivalent share:
Basic	$0.24	$0.31	$0.21
Diluted	$0.23	$0.30	$0.21

Weighted-average common and common-equivalent shares outstanding:
Basic	86,764	86,811	86,879
Diluted	88,749	88,849	89,259

Cash dividends per common share	$-	$-	$-

Cash and investments per common share	$6.30	$6.32	$5.34

Book value per common share	$8.80	$8.51	$7.61

(1) Amounts include stock option expense, as follows:
Cost of revenue	$493	$271	$348
Research, development, and engineering	1,848	932	1,056
Selling, general, and administrative	4,605	2,697	2,600
Total stock option expense	$6,946	$3,900	$4,004

Exhibit 2
COGNEX CORPORATION
Reconciliation of Selected Items from GAAP to Non-GAAP
(Unaudited)
Dollars in thousands, except per share amounts

	Three-months Ended
	Apr. 5,	Dec. 31,	Mar. 30,
	2015	2014	2014
Adjustment for stock option expense

Operating income (GAAP)	$23,917	$31,070	$22,443
Stock option expense	6,946	3,900	4,004
Operating income (Non-GAAP)	$30,863	$34,970	$26,447
Percentage of revenue (Non-GAAP)	27%	30%	29%

Net income (GAAP)	$20,502	$26,631	$18,506
Stock option expense	6,946	3,900	4,004
Tax effect on stock options	(2,337)	(1,307)	(1,306)
Net income (Non-GAAP)	$25,111	$29,224	$21,204
Percentage of revenue (Non-GAAP)	22%	25%	23%

Net income per diluted share (GAAP)	$0.23	$0.30	$0.21
Stock option expense per diluted share	0.08	0.04	0.04
Tax effect on stock options	(0.03)	(0.01)	(0.01)
Net income per diluted share excluding stock option expense (Non-GAAP)	$0.28	$0.33	$0.24

Exclusion of tax adjustments

Income before income tax expense (GAAP)	$24,862	$32,076	$22,847

Income tax expense (GAAP)	$4,360	$5,445	$4,341
Effective tax rate (GAAP)	18%	17%	19%

Tax adjustments:
True up of annual tax rate	-	-	-
Discrete tax events	(364)	(757)	-
	(364)	(757)	-

Income tax expense excluding tax adjustments (Non-GAAP)	$4,724	$6,202	$4,341
Effective tax rate (Non-GAAP)	19%	19%	19%

Currency impact on certain revenue and expenses
	Growth	Impact of	Growth
	over Q1 2014	Currency	over Q1 2014
	(GAAP)	in Q1 2015	(Non-GAAP)
Total revenue	25%	-7%	32%

Factory automation revenue	26%	-8%	34%

	Growth	Impact of	Growth
	over Q4 2014	Currency	over Q4 2014
	(GAAP)	in Q1 2015	(Non-GAAP)
Total revenue	-3%	-3%	0%

Factory automation revenue	2%	-3%	5%

Research, development, and engineering expenses	19%	-2%	21%

Selling, general, and administrative expenses	6%	-3%	9%

Exhibit 3
COGNEX CORPORATION
Balance Sheets
(Unaudited)
In thousands

	April 5,	December 31,
	2015	2014

Assets

Cash and investments	$548,823	$546,995

Accounts receivable	56,264	50,938

Inventories	48,458	35,536

Property, plant, and equipment	48,692	47,907

Goodwill and intangible assets	91,295	92,388

Other assets	44,813	47,970

Total assets	$838,345	$821,734

Liabilities and Shareholders' Equity

Accounts payable and accrued liabilities	$45,535	$59,063

Income taxes	5,300	5,671

Deferred revenue and customer deposits	20,447	20,563

Shareholders' equity	767,063	736,437

Total liabilities and shareholders' equity	$838,345	$821,734

Exhibit 4
COGNEX CORPORATION
Additional Information Schedule
(Unaudited)
Dollars in thousands

	Three-months Ended
	Apr. 5,	Dec. 31,	Mar. 30,
	2015	2014	2014

Revenue	$113,434	$117,183	$90,929

Revenue by division:
Modular Vision Systems Division	90%	84%	90%
Surface Inspection Systems Division	10%	16%	10%
Total	100%	100%	100%

Revenue by geography:
Europe	38%	36%	33%
Americas	34%	40%	42%
Asia	21%	16%	15%
Japan	7%	8%	10%
Total	100%	100%	100%

Revenue by market:
Factory automation	84%	80%	83%
Surface inspection	10%	16%	10%
Semiconductor and electronics capital equipment	6%	4%	7%
Total	100%	100%	100%

CONTACT:
Cognex Corporation
Susan Conway, 508-650-3353
Senior Director of Investor Relations
susan.conway@cognex.com